Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Incorporation
NASSDA International Corporation	California
NASSDA EUROPE*	France
NASSDA GmbH*	Germany
NASSDA International Cayman Islands*	Cayman Islands
NASSDA International U.K. Limited*	England and Wales

*                    A wholly owned subsidiary of NASSDA International Corporation